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                                                                    EXHIBIT 3.30

                               OPERATING AGREEMENT
                                       OF
                       PLANT ENGINEERING CONSULTANTS, LLC
                      A TENNESSEE LIMITED LIABILITY COMPANY

     THIS AGREEMENT, dated as of December 22, 2004, is executed by TB WOODS, INCORPORATED, a Pennsylvania corporation (who shall be referred to as the sole "Member").

     All terms used herein with initial capital letters are defined in Article
IX.

                                    ARTICLE I
                                  ORGANIZATION

          1.1 Formation. The Company has been organized as a Tennessee limited liability company by the filing of Articles of Conversion effective December 31, 2004 (the "Articles") with the Tennessee Department of State under and pursuant to the Act.

          1.2 Name. The name of the Company is Plant Engineering Consultants, LLC and all Company business shall be conducted in that name or such other names that comply with applicable law as the Member may select from time to time.

          1.3 Registered Office. The Company's current registered office in the State of Tennessee is c/o CT Corporation System, __________________.

          1.4 Principal Office: Other Offices. The principal office of the Company shall be located at such place (which need not be a place of business of the Company) as the Members may designate from time to time. The Company may have such other offices as the Members may designate from time to time.

          1.5 Term. The Company commenced on December 31, 2004 and shall continue in existence until terminated pursuant to the terms of this Agreement.

          1.6 No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and, to the extent permitted, state tax purposes, and this Agreement shall not be construed to produce a contrary result.

          1.7 Purposes and Activities. The Company is organized to engage in the business of drive system manufacturing and to enter into any lawful transaction and engage in any kind of lawful activity in which a limited liability company may engage under the Act. The Company is authorized and empowered to do any and all acts and things necessary, appropriate, advisable or convenient for the furtherance and accomplishment of the purposes and business of the Company described above.

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                                   ARTICLE II
                      MEMBERSHIP, DISPOSITIONS OF INTERESTS

          2.1 Initial Members. The initial Member of the Company is TB Woods, Incorporated.

          2.2 Additional Members. Additional Persons maybe admitted to the Company as Members and Membership Interests may be created and issued to those Persons and to existing Members at the direction of and on such terms and conditions as may be determined by the Members. The terms of admission or issuance must specify the voting and Profit Ratios applicable thereto and may provide for the creation of different classes or groups of Members having different rights; powers, and duties. The creation of any new class or group shall be reflected in an amendment to this Agreement indicating the different rights, powers, and duties. Any such admission is effective only after the new Member has executed and delivered to the Members a document including the new Member's notice address and its agreement to be bound by this Agreement.

          2.3 Information. In addition to the other rights specifically set forth in this Agreement, each Member is entitled to all information to which that Member is entitled to have access pursuant to Chapter 228-102 (Inspection of Records by Members) of the Act under the circumstance Section and subject to the conditions stated therein.

          2.4 Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company, including liability arising under a judgment, decree or order of a court

          2.5 No Certification. No Membership Interest in the Company shall be represented by a separate certificate.

                                   ARTICLE III
                              CAPITAL CONTRIBUTIONS

          3.1 Initial Capital Contribution. The Members have made the Capital Contributions to the Company as set forth on the books and records of the Company.

          3.2 Additional Capital Contributions. Additional Capital Contributions shall be required only upon the written approval of all Members. Each Member shall contribute in cash to the Company the Member's Profit Ratio of all required additional Capital Contributions. Unless a later date is specified in any notice of a required additional Capital Contribution, additional Capital Contributions shall be made within thirty (30) days after written notice of the required amount is given.

          3.3 Failure to Contribute. If a Member (a "Defaulting Member") fails to make any Additional Capital Contribution in full within the required time, then a Member who has paid its Profit Ratio of the required Additional Capital Contribution (a "Performing Member") may take any or all of the following actions:


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          (a) Take any and all action (including litigation) on behalf of the
Company or in the Performing Member's own right to obtain payment of the Defaulting Member's Additional Capital Contribution, together with interest thereon at the Default Interest Rate from the date the Additional Capital Contribution was due, all at the cost and expense of the Defaulting Member.

          (b) Make an advance to the Company in an amount up to the Additional Capital Contribution that the Defaulting Member failed to make. Such advance shall be treated as a loan to the Defaulting Member by the Performing Member (an "Interim Loan"), payable on demand with interest at the Default Interest Rate from the date such advance was made. If the Defaulting Member fails to repay the interim Loan with interest within fifteen (15) days after a written demand for payment, then the Performing Member may elect by written notice to the Defaulting Member (a "Dilution Notice") to convert the Interim Loan and all accrued interest thereon to an Additional Capital Contribution and dilute the Profit Ratio of the Defaulting Member. If the performing Member elects to dilute the Profit Ratio of the Defaulting Member, then the Profit Ratio of the Members shall be adjusted so that they are in proportion to their total Additional Capital Contributions to the Company. For purposes of determining the voting tights of the Members, such adjustment shall be effective as of the date of the Dilution Notice; for purposes of allocating income and loss, such adjustment shall be effective as of the first day of the month immediately following the date of the Dilution Notice. If a Defaulting Member does not cure its default within six (6) Months of the date of the Dilution Notice, the reallocation of the Profit Ratio shall be permanent and the Defaulting Member shall not be permitted to subsequently cure the default and restore the prior Profit Ratio without the express prior written consent of the Performing Member, which may be granted or withheld in the discretion of the Performing Member.

          3.4 Return of Contributions. A Member is not entitled to the return of any part of his or her Capital Contributions or to be paid interest in respect of either his or her capital account or Capital Contributions.

          3.5 Advances by Members. If the Company does not have sufficient cash to pay its obligations, any member(s) that may agree to do so with the Members' consent may advance ail or part of the needed funds to or on behalf of the Company. An advance described in this Section shall be a loan from the Member to the Company, bear interest at the General Interest Rate from the date of the advance until the date of payment, and shall not be a Capital Contribution.

          3.6 Capital Account. A capital account shall be established and maintained for each Member in accordance with Code Section 704 and Treas. Reg.
Section 1.704-1 ("Capital Account"). On the transfer of all or part of a Membership Interest, the Capital Account of the transferor that is attributable to the transferred Membership Interest or part thereof shall carry over to the transferee Member in accordance with the provisions of Treas. Reg. Section 1.704-1(b)(2)(iv)(1).


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                                   ARTICLE IV
                          ALLOCATIONS AND DISTRIBUTIONS

          4.1 Allocations.

          (a) Except as may be otherwise required by Code Section 704(c) and Treas. Reg. Section 1.704-1(b)(2)(iv)(f)(4), all items of income, gain, loss, deduction, and credit of the Company shall be allocated among the Members in accordance with their Profit Ratios as set forth in Exhibit A.

          (b) All items of income, gain, loss,, deduction, and credit allocable to any Membership Interest that may have been transferred shall be allocated between the transferor and the transferee 'based on the portion of the calendar year during which each was recognized as owning that Membership Interest, without regard to the results of Company' operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Section 706 of the Code and the, regulations thereunder

          4.2 Distributions.

          (a) From time to time (but at least once each calendar quarter) the Members shall determine in their reasonable judgment to what extent (if any) the Company's cash on hand exceeds its current and anticipated needs, including, without limitation, for operating expenses, debt service, and a reasonable contingency reserve. If such an excess exists, the Members may cause the Company to distribute it to the Members. Distributions shall be made first in payment of any outstanding advances from Members to the Company. Thereafter, distributions shall be made to the Members in proportion to their Profit Ratios as set forth in Exhibit A, provided that any distribution allocable to any Defaulting Member shall be (i) paid to any Performing Member who has made an Interim Loan to the Defaulting Member until such Interim Loan and all interest thereon have been paid in full, or (ii) with the prior written consent of the Performing Member, retained by the Company and applied in reduction of the Defaulting Member's unpaid Additional Capital Contribution. No Member shall have a contractual right to any distribution other than distributions pursuant to Article VIII.

          (b) From time to time the Members also may cause property of the Company other than cash to be distributed to the Members, which distribution must be made in accordance with their Profit Ratios as set forth in Exhibit A and may be made subject to existing liabilities and obligations.


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                                    ARTICLE V
                             CONTROL AND MANAGEMENT

          5.1 Management by Members.

          (a) The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, the Members. All decisions of the Members shall be made by Members holding a Required Interest.

          (b) The Members may from time to time appoint and remove Officers of the Company. The President shall have the authority 'and responsibility customarily held by the Chief Executive Officer of a Tennessee business corporation and other officers shall have such authority and responsibility as Members may from time to time determine. The Officers shall report to and serve at the direction of the Members.

          (c) The Company shall pay the Officers a salary as approved from time to time by all the Members.

          (d) Neither the Members nor the Officers may cause the Company to do any of the following without the unanimous consent of all the Members:

               (i) amend the Articles;

               (ii) amend this Agreement;

               (iii) authorize a Member or other Person to do any act on behalf of the Company that contravenes, the Articles or a provision of this Agreement, including without limitation, any provision that expressly limits the purpose, business or affairs of the Company or the conduct thereof

               (iv) approve a merger or division in which the Company is a party;

               (v) sell, pledge, lease or encumber any assets of the Company, other than in the ordinary course of business;

               (vi) enter into any transactions with related parties;

               (vii) finance or borrow any amount;

               (viii) guarantee any debt; or

               (ix) take any other action for which the consent of or other vote of the Members is expressly provided by the provisions hereof.

          5.2 Meetings.

          (a) Unless otherwise required by law or provided in this Agreement, Members holding a majority of the total number of votes of all Members shall constitute a quorum for the


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transaction of business, of the Members, and the act of Members holding a majority of the total votes present at a meeting at which quorum is present shall be the act of the Members. A Member who is present at a meeting of the Members at which action on any Company matter is taken shall be presumed to have assented to the action unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file a written dissent to such action with the Person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting.

          (b) Meeting of the Members may be held at such place or places as shall be determined from time to dyne by resolution of the Members. Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called of convened.

          (c) Regular meeting of the Members shall be held at such times and places as shall be designated from time to time by resolution of the Members. Notice of such regular meetings shall not be required.

          (d) Special meetings of the Members may be called by any Member on at least 24 hours notice to each other member. Such notice shall state the purpose or purposes of, and the business to be transacted, at such meeting.

          5.3 Action by Written Consent or Telephone Conference. Any action permitted or required by the Act or this Agreement to be taken at a meeting of the Members or any committee designated by the Members may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by a majority of the Members or members of such committee, as the case maybe, with written notice thereof to all Members. Such consent shall have the same force and effect as a vote of a majority of the Member votes at a meeting. Subject to the requirements of the Act and this Agreement for notice of meetings, Members, or members of any committee, may participate in and hold a meeting of the Members or any committee, as the case may be, by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in Person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

          5.4 Conflicts of Interest. Each Member of the Company at any time and from time to time may engage in and possess interests in other business ventures of any and every 'type and description, 'independently or with others with no obligation to offer to the Company or any other Member the right to participate therein.

                                   ARTICLE VI
                                 INDEMNIFICATION

          6.1 Right to Indemnification. Subject to the limitations and conditions as provided in this Article VI, each Person who was or is made a


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party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a "Proceeding"), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a member of the Company or while a member of the Company is or was serving at the request of the Company as director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be indemnified by the Company to the fullest extent permitted by the Act, as the same exist or may hereafter be amended, against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements, and reasonable expenses (including, without limitation, attorneys' fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article VI shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this
Article VI shall be deemed contract rights, and no amendment, modification or repeal of this Article VI shall have the effect 'of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article VI could involve indemnification for negligence or under theories of strict liability but may not extend to any matter which is the result of willful misconduct or recklessness.

          6.2 Advance Payment. The right to indemnification conferred in this
Article VI shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 6.1 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person's ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under this Article VI and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it Anil ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VI or otherwise.

          6.3 Indemnification of Officers, Employees and Agents. The Company, by adoption of a resolution of the Members,' may indemnify and advance expenses to an Officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses, to Members under this Article VI; and, the Company may indemnify and advance expenses to Persons who are not or were not Members, Officers, employees or agents of the Company but who are or were serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to Members under this Article VI.


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          6.4 Appearance as a Witness. Notwithstanding any other provision of this Article VI, the Company may pay or reimburse expenses incurred by a Member in connection with his or her appearance as a witness or other participation in a Proceeding at a time when he or she is not a named defendant or respondent in the Proceeding.

          6.5 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VI shell not be exclusive of any other right which a Member or other Person indemnified pursuant to Section 6.3 may have or hereafter acquire under any law (common or statutory), provision of the Articles or this Agreement, or other agreement, vote of Members or disinterested Members or otherwise.

          6.6 Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Member, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VI.

          6.7 Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by' any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Member or any other Person indemnified pursuant to this Article VI as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

          6.8 Limitation on Liability. No Member or Officer shall be personally liable, as such, for any action taken unless: (i) such Member or Officer breached or failed to perform the duties of his office; and (ii) the breach or failure to perform constituted self-dealing, willful misconduct, or recklessness. The foregoing shall not apply to any responsibility or liability under a criminal statute or liability for the payment of taxes under Federal, state or local law.

                                   ARTICLE VII

             BOOTS, RECORDS, REPORTS, BANKS ACCOUNTS AND TAX RETURNS

          7.1 Maintenance of Books. The Company shall keep books and records of accounts and shall keep minutes of the proceedings of its Members. The books of account for the Company shall be maintained on an accrual basis in accordance with generally accepted accounting principles, except that the capital accounts of the Members shall be maintained as provided herein. December 31 shall be the accounting and fiscal year end of the Company.

          7.2 Reports. The Company shall engage independent certified public accountants to prepare annual financial statements of the Company, which shall be furnished to


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all Members. The Company shall, in addition, furnish to all Members all internally prepared interim financial statements which are from time to time prepared by the Company.

          7.3 Accounts. The Members shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company name with financial institutions and firms that the Members determine. The Members may not commingle the Company's funds with the funds of any Member; however, Company funds may be invested in a manner the same as or similar to the Members' investment of their own funds or investments by their affiliates.

          7.4 Tax Returns. The Members shall cause to be prepared and filed on a timely basis all necessary federal and state income tax returns for the Company. Each Member shall furnish all pertinent information in his or her possession relating to Company operations that is necessary to enable Company's income tax returns to the prepared and filed.

                                  ARTICLE VIII
                    DISSOLUTION, LIQUIDATION AND TERMINATION

          8.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

          (a) The mutual agreement of all Members; or

          (b) upon the occurrence of one of the events set forth in Section 48-245-101 of the Act.

          8.2 Liquidation and Termination. On dissolution of the Company, the Members shall act as liquidator or may appoint one or more Members as liquidator. The liquidator shall proceed diligently to wind up the affairs o f the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members.

          8.3 Distributions. On dissolution, Company property shall be distributed among the Members in the following order of priority:

          (a) If the ratio of a Member's positive Capital Account balance to all positive Capital Account balances exceeds the Member's Profit Ratio, to such Member until all positive Capital Account balances are proportionate to the Members' Profit Ratios; and

          (b) Thereafter to Members having positive Capital Account balances in proportion to their Profit Ratios.

          All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section. The distribution of cash or property


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to a Member in accordance with the provisions of this Section constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest in all the Company's property. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

          8.4 Articles of Termination. On completion of the distribution of Company assets as provided herein, the Company is terminated, and the Members (or such other Person or Persons as the Act may require or permit) shall file Articles of Dissolution with the Tennessee Department of State, cancel any other filings made pursuant to Article I, and take such other actions as may be necessary to terminate the Company.

                                   ARTICLE IX
                                   DEFINITIONS

          9.1 Definitions. As used in this Agreement, the following terms have the following meanings:

          "Act" means the Tennessee Limited Liability Company Act, T.C.A. 08-201401 et. seq., and any successor statute, as amended from time to time.

          "Additional Capital Contributions" means the Capital Contributions in excess of the Initial Capital Contribution.

          "Agreement" means this Operating Agreement.

          "Articles" has the meaning given that term in Section 1.1.

          "Bankrupt" means, with respect to any Person, a Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding;
(iv) files a petition or answer seeking for the Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law; (v) files an answerer other pleading admitting or failing to contest the material allegations of a petition filed against the 'Person in a proceeding of the type described in subclauses (i) through (iv) of this clause
(a); or (vi) seeks, consents or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of the Person's property; or (b) against which a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without the Person's consent or acquiescence, a trustee, receiver or liquidator of the Person or of all or any substantial part of the Person's properties has been appointed and 90 days have expired without the appointment's having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

          "Business Day" means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Tennessee are closed.


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          "Capital Account" means the capital account maintained for each Member as provided in Section 3.6.

          "Capital Contribution" means any contribution by a Member to the capital of the Company.

          "Code" means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

          "Company" means Plant Engineering Consultants, LLC, a Tennessee limited liability company.

          "Default Interest Rate" means a rate per annum equal to 3% plus a varying rate per annum that is equal to the General Interest rate.

          "Dispose," "Disposed," "Disposing" or "Disposition" means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance (including, without limitation, by operation of law), or the acts thereof.

          "General Interest Rate" means a rate per annum equal to a varying rate per annum that is equal to the interest rate publicly quoted by the Company's principal bank from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate.

          "Initial Capital Contribution" means the Initial Capital Contributions set forth on Exhibit A.

          "Member or Members" means TB Woods, Incorporated or any person hereafter admitted as a member and who holds a Membership Interest at the time of reference.

          "Membership Interest" means the interest of a Member in the Company, including,, without limitation, rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve.

          "Officer" means Persons appointed as such by the Members, if holding office at the time of reference.

          "Person" meant any individual, joint venture, association, partnership, limited liability company, corporation, foundation, trust, estate or other entity.

          "Proceeding" has the meaning given that term in Section 6.1.

          "Profit Ratios" are as set forth on Exhibit A.

          "Related Parties" means a parent, subsidiary, or entity under common control or an entity owned or controlled by either of the Members.


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          "Required Interest" means one or more Members having among them more than one-half of the Profit Ratios of all Members. Each member shall have one vote for each one percent (1%) of Profit Ratio and shall have a fraction of a vote for each fraction of one percent (1%) of Profit Ratio. For Example, a Member having a Profit Ratio of 24.25% would have 24-1/4 votes.

          "TN BCA" memos the Tennessee Business Corporations Act, 48-11-101 et. seq. and any successor statute, as amended from time to time.

          Other terms defined herein have the meanings so given them.

          9.2 Construction. Whenever the context requires, the gender of all words in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to Exhibits attached hereto, each of which is made a part hereof for all purposes.

                                    ARTICLE X
                               GENERAL PROVISIONS

          10.1 Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

          10.2 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested, or by delivering that writing to the recipient in Person, by courier, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective on receipt. All must be sent to or made at the addresses given for that Member on Exhibit A or in the instrument described in Section 2.2, or such other address as that Member may specify by notice to the other Members. Any notice, request, or consent to the Company or the Members must be given to each of the Members at the principal residence of the Members, or by hand delivery to the Members. Whenever any notice is required to be given by law, the Articles or this Agreement, a written waiver thereof; signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

          10.3 Entire Agreement. This Agreement constitutes the entire agreement of the Members and their affiliates relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

          10.4 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure


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

continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

          10.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument adopted by the Members and executed and agreed to by Members holding a Required Interest; provided, however, that (a) an amendment or modification reducing a Member's Profit Ratio (other than to reflect changes otherwise provided by this Agreement) is effective only with that Member's consent and (b) an amendment or modification reducing the required Profit Ratio or other measure for any consent or vote in this Agreement is effective only with the consent or vote of Members having the Profit Ratio or other measure theretofore required.

          10.6 Binding Act. This Agreement is binding on and inures to the benefit of the Members and their respective legal representatives, successors, and assigns.

          10.7 Governing Laws; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TENNESSEE. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

          10.8 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

          10.9 No Third Party Benefit. The provisions hereof are solely for the benefit of the Company and its Members and are not intended to, and shall not be construed to, confer a right or benefit an any creditor of the Company or any other Person.

          10.10 Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property or assets of the Company.

          10.11 Indemnification. To the fullest extent permitted by law, each Member shall indemnify the Company and each other Member and hold them harmless from and against all losses, costs, liabilities, damages, and expenses (including; without limitation, costs of suit and attorney's fees) they may incur on account of any breach by that Member of this Agreement.

          10.12 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.


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          IN WITNESS WHEREOF, the initial Members of this Company have executed this Agreement as of the date first set forth above.

WITNESS/ATTEST:                         TB WOODS, INCORPORATED


Robert A. Fugate                        By: /s/ William T. Fejes, Jr.
-------------------------------------       ------------------------------------
                                            William T. Fejes, Jr., President